STAAR SURGICAL COMPANY - 2ND QUARTER 2012
FINANCIAL RESULTS CONFERENCE CALL

August 1, 2012, 16:30 ET

Operator:	Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Second Quarter 2012 Financial Results Conference Call. During today's presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. If you have a question, please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question, you can press the star, followed by the two, and if you are using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Wednesday, August 1st, 2012.

I would now like to turn the conference over to Doug Sherk. Please go ahead.

Doug Sherk:	Thank you, Operator, and good afternoon, everyone. Thank you for joining us for the STAAR Surgical Conference Call and Webcast to review the Company's financial results for the second quarter, which ended on June 29th, 2012. The news release announcing the second quarter results crossed the wire about a half an hour ago and is available at STAAR's website at www.staar.com.

Today's call is also being broadcast live via webcast. In addition, a slide presentation will accompany remarks by Management. To access, both, the webcast and the presentation slides go to the Investor Relations section at STAAR's website at www.staar.com. If you're listening via telephone for today's call and would like to review the slides that accompany (audio interference) remarks, please navigate to the live webcast, as I've just reviewed, and choose the no audio/slides only option.

In addition, an archive replay and slides will be available on the STAAR website.

Before we get started, during the course of this conference call the Company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes any projections of earnings, revenues, sales, profit margins, cash or other financial statements; any statements about the plans, strategies or objectives of Management for future operations or prospects for achieving such plans; any statements concerning proposed new products, including expectations for success of the ICL or other products in the U.S. or international markets; government approval of new products or developments or other future actions of the FDA or other regulators; the outcome of product research and development or any clinical study; any statements regarding future economic conditions or performance; the size of market opportunities, statements or beliefs; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this conference call, and are subject to numerous risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.

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These risks are described in the Safe Harbor statement in today's press release and in the Risk Factor section of our annual report on form 10-K. Investors or potential investors should read these risks. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

In addition to supplement the GAAP numbers we have provided non-GAAP adjusted net income and basic and diluted net income per share information that excludes Manufacturing Consolidation expenses, gains in foreign currency or losses on foreign currency, fair market value adjustments for warrants and stock-based compensations.

We believe these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance, as they will reconcile in the GAAP information to the non-GAAP information. It’s included in our financial release, which is available on our website and in our slide presentation.

Now, with that out of the way, let me turn the call over to Barry Caldwell, President, Chief Executive Officer of STAAR Surgical.

Barry Caldwell:	Thank you, Doug, and good afternoon everyone. Thank you for joining us today for our review of the second quarter 2012 results. With me today on the call is Deborah Andrews, our CFO. Also on the call are our three Commercial Regional Heads who are in town to present our five-year strategic plan to STAAR's Board of Directors tomorrow. So via phone I'd like to introduce to you Don Todd, who's President of our Asia-Pacific region; Hans Blickensdoerfer, who is President of Europe, Middle East, Africa and Latin America; and Don Fagan, who's Vice President, North America.

I'll start with an overview of the quarter and ask our Commercial Heads to weigh-in at times. I'll also review our 2012 key metrics in light of the results for the quarter. Deborah will provide a detailed look at our second quarter financial results and discuss progress with our Manufacturing Consolidation project.

Before we take your questions, I'll review with the three Commercial Heads' anticipated progress and key drivers during the second half of the year and our expected performance.

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As we announced a couple of weeks ago, our second quarter revenue growth was not what we had expected. There was an unusual combination of three dynamics which limited our sales.

Let's look at the results. ICL revenues increased by 4%, IOL revenues decreased by 4%, and as we had planned, the other defocused category of products continued to decline at a rate of 38% during the quarter. That resulted in an overall 2% decline in total revenue for the quarter.

This slide shows the quarterly growth rate for the ICL over the last several quarters. There were three key challenges during the second quarter which constrained our growth rate. We basically had a $2 million shortfall to expectations and the resulting negative impact, we believe, was attributable to three key markets: 25% from Spain, 25% from Korea, and 50% from China.

The first dynamic was that our ICL growth in China was flat during the quarter. You can see on this slide the excellent growth that we've experienced in China over the past two-and-a-half years. The average year-over-year growth rate has been 95%, or basically doubling over the previous quarters over a nine-quarter period.

So let's look to see what we believe happened to interrupt our growth rate and trends.

There was a lot of media coverage in the China market on complications associated with LASIK. According to our research, this coverage resulted in a significant slowdown in all refractive procedures in the market. Don Todd, who is our President of Asia-Pacific, would you add a little bit more color to the challenge we face.

Donald Todd:	Yes, Barry. The media coverage commenced in response to comments by an influential Taiwanese doctor, and generated widespread negative attention regarding LASIK throughout China beginning in February and going through April timeframe.

One Chinese online media outlet cited an alarming statistic that one in every five LASIK patients will suffer complications. Then, in mid-April there was another round of media coverage focused on a group of Chinese doctors recommending against LASIK for military personnel.

Our customers in China reported a sharp decline in appointments regardless of the procedure, and the results were a flattening of ICL procedures that created about a $1 million decline in our expected second-quarter revenue performance.

In addition to the China development, there was also a second dynamic that impacted our second quarter growth in APAC. We received a smaller-than-anticipated stocking order from our Korean distributor. Specifically, we were expecting the timing of an order that was approximately $500,000 more than the one we received during the quarter. This has happened occasionally in this market over the years and we should gain these orders during the second half.

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The ICL sales from our distributors and customers did increase during the first half.

Barry Caldwell:	Thank you, Don. Now let's turn to the other TICL markets. This chart shows some very good growth rate where the ICL and other evolving markets outside of the three we're talking about. Those markets, however, are just not big enough yet to overcome the shortfalls from the three major markets we're speaking of. We did execute on the distribution model change in Spain during the quarter, and I'll ask—Hans would you comment on this?

Hans M. Blickensdoerfer:	Sure. Yes, Barry, in Spain we transitioned from a distributor model to a direct sales model through a combination of the distributor not reordering products to inventory as he would normally have done, and also our responsibility to buy back his inventory during June. The market generated about $500,000 less in sales than what we would have expected for the quarter.

This resulted in ICL sales from Spain declining by 28% during the quarter, as compared to prior year. Now, we have meaningful revenue upside for the second half of the year, as we will be enjoying end-customer pricing versus distributor pricing.

Barry Caldwell:	Thank you, Hans. Now let's turn to a couple of additional views of ICL results in other markets in Europe and the U.S. First, let me turn to you, Hans, and then we'll go to Don Fagan.

Hans M. Blickensdoerfer:	Well, I know there has been a lot of concern about the economy in Europe and negative impact to business. We have seen a nice rebound in overall European ICL sales from the first quarter, including the results from Spain. ICL sales in Europe increased 28% over prior year.

You could all see from the prior slides that the ICL growth in Latin America up 28%, and certainly more than doubling. Though these are still small markets today, we did hire new employees to manage these markets late last year and this shows they are already having a quite positive impact.

I would also like to add that we have now implanted in over 5,000 V4c ICLs with AquaPort technology, and the results have been excellent. Fifty-six percent of the ICL volume in Europe during the quarter was V4c models and 61% in all the markets in which the V4c improved.

Barry Caldwell:	Great, Hans, thank you. Don, how about the U.S. market?

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Donald L. Fagan:	Well, Barry, in the U.S., civilian sales of ICLs continued to increase as revenues grew 6%, while on the military side there was an increase of 1%. Overall, growth for the quarter was 5%.

Now, I will say, though, we have only completed one month of the third quarter. There was a nice strengthening in military ICL sales during July. We do not have, excuse me, we do have some surgeons back on these bases doing ICL procedures now, and so newly trained surgeons are about to begin implanting ICLs.

Barry Caldwell:	Good. It is nice, Don, to see a return of the military after we've had several quarters of decline.

So now let's review the 2012 key metrics in relation to the results from the second quarter. The red arrows reflect the disappointing quarter, and also how tough we are at grading our results; and I'll go over that.

As we have reviewed, revenues actually declined 2% during the quarter and ICLs only increased 4%, obviously, both misses on the first two lines. The third line on our gross margin, it was 69.3% for the quarter, which was a 250 basis point improvement over prior year. Still, it lagged behind the 70.3% margin for first quarter so as a result of that we did mark it as not achieved. Though we do believe we're still on track to achieve our annual target of 71% in those metrics. Deborah will discuss this in more detail in a few moments.

On the fourth line, though we were not profitable on a GAAP basis, you can easily see that the $700,000 investment in Manufacturing Consolidation flipped our bottom line to a loss. We were also profitable on a non-GAAP basis, as you'll see. Nevertheless, we graded it as a miss, though we do not see this interfering with our ability to be GAAP profitable for the full year.

Deborah will discuss Manufacturing Consolidation in more detail, but overall we're on schedule, even ahead of schedule on the regulatory approval side, while experiencing no disruption to our customers in supply or quality.

After Deborah goes into the financial details, we'll return to discuss second half key drivers and expected results with a quick glimpse into what we've seen during the first five—or four weeks I should say—of the third quarter.

Now I'd like to turn the call over to Deborah for a more thorough review of the second quarter financial highlights. Deborah?

Deborah Andrews:	Thanks, Barry. Good afternoon, everyone. Since Barry and the Sales team have already discussed revenue highlights, I'll be focusing my comments on other key financial highlights, including operating expenses our gross margin expansion, GAAP net loss and adjusted net income, and cash. I'll close with an update on our Manufacturing Consolidation project and then with a view of our P&L post consolidation.

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First, let's skip over to operating expenses. Our total operating expenses, including Manufacturing Consolidation expenses, increased 15.7% to 11.2 million. Manufacturing Consolidation expenses increased 500,000 to nearly 700,000 when compared to prior year. Our operating expenses before Manufacturing Consolidation expenses were 10.5 million, up 10.7%.

This increase was primarily due to an increase in global marketing and selling expenses, including the addition of 13 out of the planned 16 headcount additions, the timing of the ASPRS Trade Show which was in the first quarter of 2011 and in the second quarter of 2012, and $175,000 amount related to the change in distribution in Spain to a direct model. Operating expenses also increased due to a 342,000 increase of stock base compensation.

We estimate the annualized cost of the headcount additions will be approximately 2 million and the expense associated with the transition in Spain will continue through February 2013, at which time the normal logistics cost of being direct in a market will begin.

In terms of gross profit margin, our gross profit margin increased year-over-year reaching 69.3%, a 250 basis point improvement over Q2 2011, and despite the 2% decrease in our sales, our gross profit dollars actually increased 1.7%. This improvement in gross profit and gross profit margins is primarily due to improved ICL mix, but also due to improved ICL and IOL manufacturing costs and higher average selling prices. ICL revenue represented 54% of total sales compared with 51% in the second quarter last year.

We continue to expand IOL gross margin in all five categories of IOLs we offer despite a decrease in sales.

Overall, IOL gross margins were 60%, which was a 300 basis point improvement over the 57% in Q2 of 2011. Our overall margin of 69.3% was down from the record 70.1% we reported in Q1, primarily due to a lower mix of ICL sales; 54% in Q2 versus 56% in Q1, and a higher mix of lower gross margins IOLs to China which had a significant increase over prior year.

In terms of our non-GAAP measures, to provide investors with a better basis from which to compare results and understand our business, we also report net income on an adjusted basis which excludes: Manufacturing Consolidation expense, gain or loss from foreign currency transactions, fair value adjustment of warrants, and non-cash stock-based compensation expense.

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Excluding these items, adjusted net income for the quarter was 1 million, or $0.03 per share, compared to adjusted net income of 1.4 million, or $0.04 a share, in Q2 2011. Our adjusted net income for the first half of the year was 2.4 million, or $0.06 per share, compared to adjusted net income last year in the same period of 1.7 million, or $0.05 per share. A more detailed review of the GAAP to non-GAAP reconciliation is available in the tables issued within our earnings release today.

We ended the second quarter with $17.5 million in cash and cash equivalents on the balance sheet. This compares to 16.4 million of cash at the end of Q1 2012, and 16.7 million at the end of Q4 2011. We generated 1.7 million in cash from operating activities in the second quarter despite the increase in expenses associated with the Manufacturing Consolidation project.

Moving on, our Manufacturing Consolidation project is progressing on schedule. Expenses during the quarter, as I said, were about 700,000 and the year-to-date total is 1.3 million. We expect to spend about 2.3 million in total during the year.

We began shipping the first of our IOLs to Japan during July, and expect to be shipping all IOLs from Japan from the U.S. during the fourth quarter. We're on schedule to start shipping the first Visian ICLs from the U.S. during the first quarter of 2013.

We believe that the transition will be significantly beneficial, specifically improving our cost of goods and creating a more favorable tax structure. Once the Manufacturing Consolidation is fully implemented, we believe we can improve gross margins to nearly 80%, and we believe that it will drive our tax rate from 50% to 10% beginning in 2014.

We estimate the Consolidation project, including the impact of our tax strategies, will result in anticipated savings exceeding 100 million for the aggregate period of 2014 to 2021.

And based on the expected revenue growth and financial benefits from the Manufacturing Consolidation, we expect our results in 2014 to look something like this: revenues over $100 million, our gross margin should be at or near 80%, and even if we have higher than expected expenses of 50 million, our earnings before tax would be 30 million. With a tax rate of 10% we should drive 27% to the net income line.

This concludes my comments. I'd like to turn the call back over to Barry.

Barry Caldwell:	Thanks, Deborah. So that shows a shortfall in second quarter doesn't impact our expectations for 2014 after consolidation.

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Okay, now let's review our expectations for the remainder of the year and key events which will help drive our results. I'd like to provide you with the metrics we are striving to achieve during the second half of 2012.

They are: one, to generate solid double-digit total revenue growth versus the second half of 2011; second would be to grow our Visian ICL revenue at the rate of 25% versus what we achieved in the second half of 2011. Now I might add this assumes a little rebound to growth in China; not much, so any additional growth from that market should be an upside. Three, continuous improvements over second quarter results quarter-by-quarter over our gross margins so that we achieved 71% for the full year; our gross margin at the turn here through the first half is 69.8%, as a reference. Fourth, be profitable in the third and fourth quarters; and five, continue to manage our Consolidation project so we don't sacrifice supply or quality.

So, now let's look at our full year 2012 metrics and the changes with these two metrics, overall, through revenue and—total revenue and ICL growth. And, as you can see, the first two—so, okay, there's our growth drivers. Here are some of the key events and activities which will help drive our results during the second half.

We have two Users meetings coming up, one, during August in the United States and the other during September in Europe. These meetings have been very successful in the past as leading ICL surgeons share their experiences with the technology in an educational way, which helps to generate better outcomes and more interest in the ICL technology.

We also have the ESCRS meeting upcoming during the first half of September. We will be highlighting the V4c success and our two new IOLs, KS-SP and the nanoFLEX Toric.

Later in September, we have planned a STAAR's symposium highlighting our direct presence in the market during the Spanish Society of Ophthalmologists annual meeting. We expect that all of these events will lead to increased awareness of the benefits of the ICL technology and a greater adoption rate.

Let's discuss the IOL business for a few minutes. Don and Hans, how do you see the impact of these two new IOLs in your region? And I'll turn to Hans first.

Hans M. Blickensdoerfer:	Well, Barry, as you know we have a three-piece preloaded acrylic IOL in Europe. Some surgeons prefer single-piece models, about 50/50 in terms of surgeon preference. This is the particularly important to the Germans, the French, and the Italian market. Our IOL sales in these markets, too, in Q2 declined by about 21% and we believe this product will help in all three of these markets.

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Now, with the NanoFLEX Toric IOL, this is a new product for us, and it is a market with good pricing, and the segment is growing. This will have a positive impact the second half and rolling into 2013.

Barry Caldwell:	Good. Okay, Don Todd?

Donald Todd:	The Japan Sales team has been eagerly expecting the KS-SP to sell. Now remember, we received regulatory approval in Japan over nine months ago for this product. This fills the void in our bag, and should be very helpful going forward. The situation is about the same as Hans had described in Europe.

Barry Caldwell:	Okay, thanks, Don and Hans. Our IOL business during the quarter declined by 4% over prior years, though, this was a 6% increase over the first quarter of this year. By comparison, two of the big competitors here—Novartis, which is, or was, Alcon, reported that global IOL sales were flat during the second quarter; and Abbott, which used to be AMO, has reported their cataract business has actually declined by 2.1% during the quarter. During the second quarter we had a decline in U.S. IOL sales, as well as Europe.

Don Fagan, can you give us some insight on this segment?

Donald L. Fagan:	Sure. Firstly, we had planned a decrease in some of our lower price silicone IOL business and that's happening. You will recall that over one year ago the NTIOL status, which provided an additional $50 reimbursement, expired. We have maintained our NanoFLEX pricing very well; it has actually gone up since last year.

The major competitors are all getting very aggressive on their pricing for standard IOLs. With the expected cost reduction from our manufacturing projects, we have given the sales team more flexibility in their pricing guidelines to customers for the remainder of the year. We have also adjusted their commission plans for the second half of the year to help drive NanoFLEX and silicone Toric IOL sales. We think it will have a positive impact during the second half.

Barry Caldwell:	Good, great. Thanks, Don. As mentioned, we've added 13 new direct employees during the first half of the year, which we believe will help bring additional value during the second half. And you can see from the slide there's a focus on consumer awareness or online marketing, and actually we've extended the offer, and it's been accepted, for the 14th new hire, which would come in Japan.

We are rapidly expanding our consumer awareness campaigns around the Visian ICL. Our focus is online marketing and advertising, consumer-driven websites, moving interested—trying to move interested patients on the technology directly to ICL surgeons, practice development, and even more traditional direct-to-consumer testing.

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Finally, a member of the famous Black Eyed Peas band, apl.de.ap, recently had ICLs implanted. His story was presented on Good Morning America last week and the link here is attached if you'd like to view it. Also is the link to the Visian ICL blog site on his ICL procedure, which appeared the very same day. Obviously, apl is a huge star with the ICL target market, and we're looking for ways to potentially partner with him to expand consumer awareness of the ICL technology and the great results we can offer to patients like himself.

Bottom line is that we had a disappointing first half of the year, but we're also very encouraged about our opportunities to rebound very quickly during the second half. We believe we are gaining market share with the ICL in most, if not all, major markets.

Our July revenues, though only one month of a three-month period and not yet audited, gives us solid confidence in this rebound. During July, for example, ICL revenues increased 25% globally, and that was with little growth in China. There's no guarantee that this will be the trend for the remainder of the quarter, but it does give us a very good start, overall, to the third quarter.

We will be presenting at the Canaccord Genuity conference in Boston on August 15th, so if you'd like to see us, you can contact that group and get a slot.

And with that, I think we're ready to take your questions. So Operator, could we please open the line for questions and answers? Operator?

Operator:	Yes, ladies and gentlemen, as a reminder if you have a question please press the star, followed by the one, on your touchtone phone. If you would like to withdraw your question you can press the star, followed by the two; and if you are using speaker equipment today, please lift the handset before making your selection. We ask that you please limit yourself to one question and one follow-up, then re-queue for any additional.

The first question is from the line of Chris Cooley with Stephens Inc. Please go ahead.

Chris Cooley:	Thank you. Can you hear me okay?

Barry Caldwell:	Yes. Hi, Chris.

Chris Cooley:	Hey, how are you?

Barry Caldwell:	Good.

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Chris Cooley:	I guess my first question, and I'll have a follow-up, I just want to make sure I fully understand what's giving you confidence here in the second half of the year, relative to, you know, the first half performance. And you've held out a couple of different items and so maybe you'd help us—I guess, two parts to this and the follow-up.

When I think about the growth targets, help us understand the unit volume growth versus pricing, and how that compared versus the prior year to get to these numbers. And then secondly I'm a little confused. You cite a couple of different Users meetings as being potential catalysts in the back half of the year; in prior calls you'd called out meeting like the World Congress and ESCRS as being a detriment to your performance in that quarter, because surgeons were out of the market attending these conferences. Should we then take from that, or infer from that that you're basically saying there's a big fourth quarter as opposed to, you know, more metered growth to the third and the fourth quarter? Thanks

Barry Caldwell:	Okay, multiple things in there so let me first take the top one in terms of confidence, I think, that you asked. One, it points to the start we had in July. I think we've seen several things turn around in July that, though we can't guarantee, we think will continue throughout the quarter. And I think that's happened in all three markets.

So maybe, I think I'll just throw the ball over and let all three of the Commercial Heads just quickly, on confidence, throw anything out to Chris that you see that does help your confidence level. Hans, I'll start with you. We'll just go around the table.

Hans M. Blickensdoerfer:	Yeah, sure, Chris. Well, our Q1 was a bit weak, as we just cited in the call. Q2, already, was much under than Q1 and, as Barry was saying, we've seen the continuation of the growth just leading into the start of the Q3.

We have the Spanish project, which is very exciting, and we are gaining here on the pricing there. More importantly, I think we're beginning to gain control in this market taking over the management of the business and much further than just relying on a big party, our distributor there. So from my point of view I’m very confident that the second half of the year is going to be significantly better than the first half.

Donald Todd:	Hi, Chris. This is Don Todd. In Asia we had kind of the quite opposite from Hans. We had a great first quarter and then second quarter we had what was noted in the presentation some issues related with some bad public relations, not about ICL, but about LASIK, which pulled down the whole refractive market niche. But as time is passing, we're starting to see that those sales are starting to come back. So I'm feeling very comfortable with our second half growth targets, and I think the second quarter will be water under the bridge and we'll be moving ahead. We see all indications of growth as going forward in all our major markets and impacts.

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Donald L. Fagan:	Yes, hey, Chris. This is Don Fagan here. With regards to North America, I see us coming to a tipping point, to a degree. That tipping point being it's time for some of these things we've been working on for half-a-year to two years to really click in; and as Barry said, in July we're starting to see evidence of that.

And some of those elements would be the social media. A lot of work's been done behind the scenes here over the past six months, as well as increasing the size of the department, so I see that as starting to kick in.

Yes, three or four months ago I'd go in and talk to doctors and, you know, one of the first things I'd say is, "Hey are people calling in and asking about the ICL," and 9 times out of 10 they'd say, "No." Now when I go in and talk I'd say at least half of them are saying, "Yes, you know what? We're actually getting some phone calls," so there's some unique activities taking place through it.

The other thing is, though, the practice development, business developments, some people like to call it, this all falls under STAAR University program. The practice development, and that’s the hand-to-hand combat out there with our key accounts of getting everyone from the person answering the phone, to the coordinator to the doctor, to the integrated ICL as part of their overall refractive service—we're starting to see that get some traction.

Also, we just finished a training of four new sales representatives. I add those to the rest of my direct team, and I guess it's about a 20, 25% increase in the coverage I'm going to have from the direct side so I'm very anxious about the horsepower and the talent that we get out there on the streets advocating our message.

And last, but not least here, I'm standing on deck (ph) in both a civilian as well as the military number of units year-over-year so, again, I see this all as--the tipping point is coming to fruition; I don't know if it's going to be huge, but I do see it leaning in a very positive direction as of end of July.

Barry Caldwell:	Great. Thanks, all three of you. And Chris, I'll add one other thing on to the consumer awareness. We're seeing some pretty interesting data here in terms of website hits concerning the ICL name and, for example, one of the data points that we just recently looked at here on ad names and the ICL name in the U.S. is shown that for every three hits that LASIK received over a monthly period, the ICL received one hit. And we thought that was pretty doggone good, so we continue to track that and monitor that. We have invested in consumer awareness, both, here and the U.S. We have a three-person department here now, and in the markets, with several individuals.

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Let me go to your next—part of your question was pricing in units. Both of them are up for the second half. I can't tell you what the split is overall. I tend to look at the revenue number more than I look at units and watch our gross margin go up.

Third is your Users meeting comment. I think a little bit out of context. The only meeting I think we've ever referred to as being detrimental was the meeting in the Middle East, and it did seem to bring a lot of folks in and they spent a lot of time there. So we did see that impact. I believe that was first quarter of this year, as Hans is shaking his head.

Other than that our other meetings, our User meetings are just outstanding and gives opportunities for folks to share. So, was that it, Chris?

Chris Cooley:	If I could just squeeze one other just in—just briefly, I think at the end of your last call you mentioned that you had 58% penetration with the V4c at the end of the quarter, and I believe—maybe I was confused—I think you said it was 56% exiting this quarter. Was that just for Europe and worldwide was higher, or can you help me reconcile that?

Barry Caldwell:	Yes. Yes, 56% was just in the European markets when Hans was specifically speaking to that about the European economy. Sixty-one percent is the rate now for all approved markets. Now, of course, we're adding markets, so it's harder to compare quarter-over-quarter as we add markets.

Chris Cooley:	Thank you so much.

Barry Caldwell:	Good. Operator, next question.

Operator:	Thank you. The next question is from the line of Matthew O'Brien with William Blair. Please go ahead.

Kayla Crone:	Good afternoon. This is Kayla Crone (ph) for Matt O'Brien.

Barry Caldwell:	Hi.

Kayla Crone:	I just had a quick question. I know you mentioned the new headline influence in China, your initiatives and frame ICLs awareness. But we were just curious as to how you plan to distinguish your procedure from the LASIK surgery for surgeons specifically in China, and adjust the behavior in that market to be more open to the ICL surgery.

Hans M. Blickensdoerfer:	Boy (ph).

Barry Caldwell:	Good, thank you. Thank you for the question. First of all, you know, I normally—and I thought that's where you're going—I get the question that, "Hey, if there's bad news about LASIK this should be really good news for the ICL." The answer is no and yes, at least initially. What it does is it just chills the market; puts the market to a halt in the decision-making process for patients.

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Further down the road, it does help us as patients start to look at an alternative for LASIK, which they might not have considered before. Now, we already had planned the consumer awareness that I spoke of earlier and we've added an individual in the China market so that makes us with five employees in China working with our distributors there, and her focus is just on that, on online marketing, websites, consumer awareness. So we'll be using that vehicle for the most part in the China market, which is—coincidentally, we already had those plans in place. It wasn't something new that came up after this event happened. Anything else, Don, you'd like to add?

Donald Todd:	Yes, I think just a comment that the physicians have not chilled at all on ICL. In fact, I think they're very bullish on the ICL, and we're gaining more and more confidence by surgeons all the time. It really is based in the patient level. In the various points the consumer awareness will help in educating patients to know that there is an alternative. And I see that helping us in the mid-to long-term.

Operator:	Thank you. The next question is from the line of Raymond Myers with The Benchmark Company. Please go ahead.

Raymond Myers:	Yes, thank you. I want to ask more about the Manufacturing Consolidation. One point in particular, in February you'd mentioned that the first U.S. Visian ICL would be rolling off your manufacturing in the first quarter 2013 from the new Consolidated Manufacturing. Can you discuss how that impacts the gross margin?

Deborah Andrews:	Well, what happens is that because we're selling from the U.S., that drives more profit to the U.S. business and enables us to start utilizing our NOLs. So right now, right now we record—we have operating losses, or pre-tax losses, and we can't record a tax benefit on those losses. Whereas in Europe, where we're profitable, we're recording income so that the losses in the U.S. are offsetting the income in Europe, and--but there's no equal offset to tax.

Barry Caldwell:	There is no impact on gross margins, though.

Deborah Andrews:	No impact on gross margins, no.

Barry Caldwell:	Right, right.

Raymond Myers:	Once you shift from four manufacturing plants globally to one, will that impact your cost of sales?

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Deborah Andrews:	Absolutely, yes. Once that's fully completed it will reduce our overhead costs and improve our costs to goods.

Raymond Myers:	And when will that be?

Deborah Andrews:	2014.

Raymond Myers:	Is it an all or nothing type thing? When—.

Deborah Andrews:	No, I mean, you know, we are beginning this year. Obviously, we're transitioning the Japan IOL manufacturing, but, you know, you're really not going to see measurable improvements until the Consolidation project is complete.

Barry Caldwell:	I'll just add—and I said this in the past—I really don't want to put any measures on third quarter in terms of anticipating greater gross margins because it just puts more leverage on the team and we've got to keep in mind supply and quality as we go through this consolidation project so that’s primary. I don't want to put any more pressure on the groups.

Operator:	Thank you. The next question is from the line of Jason Mills with Canaccord Genuity. Please go ahead.

Christine Welniak:	Hi, this is Christine for Jason. Thanks for taking the call.

Barry Caldwell:	Hello, Christine.

Christine Welniak:	Hi, I have a couple questions for you. First, Deborah, I missed in my note taking. Could you go over the margins by ICL and IOL? I missed that in my notes.

Deborah Andrews:	Okay.

Barry Caldwell:	The IOL gross margin was 60%.

Christine Welniak:	Sixty, okay.

Barry Caldwell:	Yes, and that's versus 57 a year ago. The ICL we didn't quote, but I'm just assuming it was in the 85 range. It's been 85 quite consistently.

Deborah Andrews:	Right.

Christine Welniak:	Great. And then for Don Fagan, I am wondering if now that we have some military personnel who've returned to the States, are you expecting the mix in the U.S. to return to more a greater percentage coming from military sales?

Donald L. Fagan:	A greater percent of overall business from military? Overall business of ICL?

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Christine Welniak:	In the U.S. for ICL.

Donald L. Fagan:	Percent of I—as I would've guessed on, based upon what we're seeing and what we're hearing, I believe our military the second half is going to grow greater than our civilian the second half, probably a fair statement, fair statement, yes, correct. So that would mean, yes, the second half, I believe it was 11% overall military sales, made up a component during the second quarter. That likely is going to increase the second half. Sure, right, Christine.

Operator:	Thank you. The next question is from the line of Rick D'Auteuil with Columbia Management. Please go ahead.

Rick D'Auteuil:	Hi.

Barry Caldwell:	Hi, Rick.

Rick D'Auteuil:	My question is on Spain. Can you discuss what the model will look like on a direct sales basis with the distributor not in the mix going forward? Talk about—I think Spain was about 5% of your overall sales last year, around $3 million. That I—and I believe there was a pretty substantial markup from the distributors, so what does that mean for your margins and then ultimately even if you don't sell any more units there, what do you expect the revenue impact to be?

Barry Caldwell:	Good. Okay, let me answer first, and then I'll let Hans add more to it. So we don't report Spain alone; you do a pretty good job of guesstimating what percent it was of our business last year and you're fairly close. It will positively impact our margins, because the revenues we'll get will be 2X of what we previously had been getting. So if sales are flat the third and fourth quarter of this year versus last year, we'll show 2X in terms of our revenue results.

That revenue result on the same cost of goods obviously will raise our gross margin. It'll help contribute to our drive to get the 71% overall, but one of the things I should also point out is that we will have a little bit heavier operating expenses the rest of the year because there are some additional costs incurred with the distributor because remember we're moving him, we moved him out earlier. We transitioned earlier.

He had until the end of February, I believe, next year, so he's still going to get his margins between now and then. That will show up in our operating expense line and I think we pointed out it was about $175,000 expense during the second quarter that would be just associated with that. Those kinds of costs will continue through first quarter of next year. Then we will go to what the cost basis would normally be for being direct in a market and we're actually going to partner with the same distributor. He's going to be our logistics partner, and we will continue to pay him for those efforts. But that would go back to a more normal rate.

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Hans, is anything—what would you like to add?

Hans M. Blickensdoerfer:	Well, I just would want to add that Spain is just our largest, the second largest in Europe, and it's very important to have the management under our control. For your question on our sizables of the Spanish business is, it's somewhere in the range of 20 to 25% on the total European value, and, obviously, we're not there today. We can be there with the end of the pricing in May, so we're looking forward to that.

Rick D'Auteuil:	Theoretically it'll actually go up as a percent of Europe, then, because of the dynamics that Barry talked about.

Hans M. Blickensdoerfer: Exactly.

Rick D'Auteuil:	Thank you.

Barry Caldwell:	Thank you, Rick.

Operator:	Thank you. The next question is from the line of Joe Munda with Sidoti & Company. Please go ahead.

Joseph Munda:	Good afternoon, guys.

Barry Caldwell:	Hi, Joe.

Joseph Munda:	Thanks for taking my questions. Real quick, a lot of my questions were answered, but, Barry, I'd like to focus a little bit on the U.S. and what you guys are doing with the military. I believe—if I'm correct—didn't you lose a surgeon in the military? One was retiring and you were waiting for one to get trained, is that correct?

Barry Caldwell:	Yes, let me kind of paint the picture little bit for everybody. You may recall probably around two years ago military represented about 25%. Is that right, Don?

Donald L. Fagan:	Correct.

Barry Caldwell:	Yes, of our U.S. sales. You can see it was 11% in the quarter. So it's dropped down, and what happened were two of our largest implanters in the U.S.—one retired from the military and the second one was shipped off to Afghanistan.

Now good news for us now and it's just starting to kick in and that's why I think Don's got a smile on his face about the second half of the year with ICLs. Dr. Scott Barnes is now back in the saddle at Fort Bragg so we've got him. He was a very large implanter of ICLs. And then down at Fort Hood, Greg Parkhurst; assumed he had retired; is actually back on base in a civilian basis—a civilian surgeon, for one or two days a week, Don?

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Donald L. Fagan:	I believe at least one day a week.

Barry Caldwell:	Okay, so we are going to see upside the second half from those two events, plus we had been training the replacements, as you pointed out, Joe. And some of those will also be taking on ICL procedures for the first time the second half of this year. Don, anything you want to add?

Donald L. Fagan:	Absolutely and, you know, we just got a text yesterday. We were sitting here in a meeting and Dr. Barnes said, "Hey, I just want to let you know I'm doing 27 ICLs next week. Is that a record?” so very positive. We told him, no, of course.

Joseph Munda:	And, Barry, I mean I know you're doing at least two bases. Is there plans to—I mean is it just getting docs to perform it in training? Is there other base opportunities? I mean—.

Barry Caldwell:	Yes, yes. We think, you know we have been training docs who—some of the smaller volume bases. These are two very large bases so that's where our higher volumes would come from, but some of the smaller bases are starting to pick up well, too, from the training we've done the past six months or so.

Joseph Munda:	Any European—like any bases in Europe that you had any possibilities there? I know Germany has a big (cross-talking).

Barry Caldwell:	Well, no, not really. It's very rare now. Scott Barnes has gone to Germany before to put in some Toric ICLs, because he can't do that in the U.S., but, no, not a lot of volume there. They usually bring a surgeon— I'm sorry—a soldier, back to the U.S. when he has an eye problem.

Joseph Munda:	Mm-hm. And how do you get that to translate over into the U.S.? I know you spoke about the guy from the Black Eyed Peas, and you talked about social media. Can you give us a little bit more color? I mean it seems like you're having the success in military, and then it kind of is dropping off once it gets to the civilian side.

Barry Caldwell:	Well, you know, I think Don pointed out our civilian sales were up 6% first quarter in the U.S. and they—I'm sorry, second quarter. They were also up first quarter. I don't remember the number off the top of my head. So our civilian business has been helping to make up for the lag in military over the last six quarters or plus. So, I think we'll see growth second half in both segments except the military will grow faster than the civilian second half.

Operator:	Thank you. The next question is from the line of Bruce Jackson with Northland Capital Markets. Please go ahead.

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Bruce Jackson:	Good afternoon.

Barry Caldwell:	Hi, Bruce.

Bruce Jackson:	So, just a couple of questions about Japan. Japan was up this quarter. I wanted to know the status of the Shinagawa contract and how the training is going with them. And also if you could talk a little bit about where the sales strength came from this quarter in terms of the ICLs versus the IOLs?

Barry Caldwell:	Okay, first let's talk about Japan, talk about Shinagawa. You know, they're very sensitive about talking about their volumes, but I will say this overall, both Shinagawa and Optical Express are doing quite well in Japan. They're growing nicely quarter-over-quarter and, Don, Hans, have heard me say this before, would I like to see them grow quicker? Absolutely. And we're trying to help them and support them in every way we can. Don has spent a lot of his time there. Our Japan organization—we've got folks who are dedicated to these two large centers, and we see progress. We see more progress to come in the future. Don is there anything else you would add?

Donald Todd:	Yes, I think we still have a lot of untapped potential at Shinagawa and moving a very large LASIK center like that. You know, it's interesting, they do as many LASIK procedures as some countries do, and so it's kind of nice to have that much volume in one account, but you also have a lot of inertia that we're fighting and without getting into specifics, there's operational things we're working through with them to try to make them more efficient and be able to bring on more ICL patients and effectively moving through their centers, but it is improving.

It's not as fast as I'd like it to go, but we have frequent meetings with them. They're very strong on the results of their ICL patient outcomes. In fact, they brag about how well the patients see. So I think over time they're gaining more and more confidence in the outcomes and also the procedure itself, but it's moving and it's showing some good growth, but we have plenty of opportunities to increase that momentum the second half of the year.

Barry Caldwell:	On the second part of your question, Bruce, I would say referred to Slide 8 there's a pretty good chart on several markets there. You can see that Japan, as you pointed out, they were up 74% of the quarter, Germany up 83%. Italy, though, smaller market, more than doubled. Latin America, which is a new market, new sales rep for us, they're up 28%; India continues to be strong, up 22%. So there is just some of the markets. Though they're not big enough yet to make up for the hits we had in China and Korea, they will grow-up and get to that point.

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Bruce Jackson:	Okay, I guess my question was in terms of the sales growth in Japan, this quarter was mostly driven by the ICLs or the IOLs?

Barry Caldwell:	Well, the existing (ph)--the Japan number here is ICL growth only. So it was up 74%

Bruce Jackson:	Seventy-four percent, okay. And then once you do get the new one piece acrylic IOL launched in Japan, is that something where you're going to have incremental uptick and it gets some acceleration?

Barry Caldwell:	Yes, that's the KS-SP, the single piece preloaded acrylic. You know, we do offer a three-piece acrylic preloaded in Japan, but about half the market prefers the one-piece versus half the market preferring the three-piece and, you know, our sales reps have been telling our docs in Japan that the single-piece is going to be coming anytime because we had approval for over nine months, as Don painfully points out to me. So this will help them in terms of maintaining accounts and also expanding in new accounts that wouldn't even try the three-piece because they prefer the single-piece lenses

Operator:	Thank you. The next question is a follow-up from the line of Jason Mills with Canaccord Genuity. Please go ahead.

Christine Welniak:	Hi, thanks. I just wanted to know if you could give us an update on the FDA and the Toric.

Barry Caldwell:	FDA and the Toric, yes, we're continuing to pursue that. It's still a week-to-week, back-and-forth response and Q&A on specific events. The event that's been the topic, really, of the year, I'd say the last six months that we've been working on with them is the patients in the window and that of the window issues, so we are still working with that. We're hoping to drive to a conclusion here shortly.

I will tell you we have engaged an additional consultant whom has prior experience with the FDA and we're working with that group, as well. So we're hoping to see some progress. But it's still, you know, I'd say the first six months of this year it's been on that same singular issue back and forth with them.

Christine Welniak:	Okay, great. Thanks so much.

Barry Caldwell:	Thank you.

Operator:	Thank you. The next question is from the line of Larry Haimovitch with HMTC. Please go ahead.

Larry Haimovitch:	Good afternoon.

Barry Caldwell:	Hi, Larry.

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Larry Haimovitch:	Hey, Deborah, I know you don't have enough to be thinking about so I thought I'd give you something else to think about.

Deborah Andrews:	Great, thanks, Larry.

Larry Haimovitch:	On the beloved, beloved medical device tax—

Deborah Andrews:	Right.

Larry Haimovitch:	It looks like it's going to start January 1. Do you have any kind of estimate of what that's going to cost STAAR at this point? And, Barry, do you have any response to the cost that it will impose? Some companies are talking about price increases; other people are talking about reducing employee headcount. Just wondering what your thoughts are on that.

Barry Caldwell:	Yes, good question, Larry. Let me dive in first. First of all—just to make sure we're all on the same page—it's the 2.3% tax. It's for U.S. sales only.

Larry Haimovitch:	Right.

Barry Caldwell:	So that (inaudible) today and then 80% of our sales are outside the U.S.

Larry Haimovitch:	Yes.

Barry Caldwell:	On the ICL side, which is about half of our U.S. sales, we will pass that onto the end-consumer. We'll raise our price in the U.S. for that. On the IOL side, we won't have the opportunity to do that, so we will have to, we'll have to pay the tax on that ourselves; and if you look at half of the U.S. sales, 2.3%, you're talking $200,000 or less in 2013.

Larry Haimovitch:	Mm-hm. Yes, I didn't think your impact was—so for you it's a relatively modest impact then?

Barry Caldwell:	Correct. And if anything, you know, we are adding employees as we bring manufacturing here. So we may be one of the few U.S. companies that are increasing headcount in the U.S.

Larry Haimovitch:	Yes. Okay, thanks, Barry.

Barry Caldwell:	Thank you, Larry.

Operator:	Thank you. The next question is from the line of Patrick Smith with Jackson & Smith. Please go ahead.

Patrick Smith:	Hi.

Barry Caldwell:	Hi, Patrick.

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Patrick Smith:	I just want—most of my questions have already been answered, but I just wanted to make a comment with regards to your announcement of the individual within the Black Eyed Peas. I think that's a great route to go to get awareness, to build awareness around the product. I'm glad you finally got around to it, because I suggested it a number of years ago, but bottom line is I think that gets the awareness out there is—and I would suggest looking for someone in the sporting world. That's my—

Barry Caldwell:	Yes, you know, I must admit that until this story came out last week, I thought Black Eyed Pea was a vegetable and I thought apl was a fruit, but I've embraced it pretty quickly. I've come to learn that apl.de.ap is kind of like Tiger Woods would be to me.

Patrick Smith:	Yes.

Barry Caldwell:	So, and some of you may know that Tiger Woods is, by many in the U.S., considered to be the turning point behind LASIK.

Patrick Smith:	Well, yes, exactly and that's the exact point I made several years ago. That if you can find somebody and not necessarily that high profile, but just somebody to drive consumer awareness, because if people do the research the ICL will sell itself.

Barry Caldwell:	Well, we're hoping to have the apl-ICL rap soon.

Patrick Smith:	Sounds good. Thank you very much.

Barry Caldwell:	Thank you, Patrick.

Operator:	Thank you and the next question is a follow-up from the line of Bruce Jackson with Northland Capital Markets. Please go ahead.

Bruce Jackson:	Hi, thanks. Just one more follow-up question. Are we still on track for a preloaded nanoFLEX in Europe during 2013?

Barry Caldwell:	Yes, we're—first of all the preloaded comes with the V5 ICL first and then we will transfer that same technology to the nanoFLEX, and that should be later in 2013, yes, and we should still be on target for that.

Bruce Jackson:	Okay, great. Thank you.

Barry Caldwell:	Thank you.

Operator:	Thank you. There are no further questions at this time. I will turn it back over to Management.

Barry Caldwell:	Thank you, Operator, and thank all of you for your participation on our call today. I'll remind you again August 15th we'll be in the Boston area with the Canaccord conference, and I hope we've answered all your questions today, but please feel free to give us a call. We look forward to providing you an update on our progress on our third quarter call during October. Thank you, good night.

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Operator:	Ladies and gentlemen, this does conclude the conference call. If you would like to listen to the replay of today's conference please dial 1-800-406-7325 or 303-590-3030, and enter an access code of 4550885. Thank you for your participation. You may now disconnect.

End

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